Exhibit (i)(i)

Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103

Telephone: (215) 564-8000

Facsimile: (215) 564-8120

April 27, 2007

Board of Trustees of

Franklin Templeton Variable Insurance Products Trust

One Franklin Parkway

San Mateo, California 94403-1906

Subject:	Post-Effective Amendment No. 50 to the Registration Statement on Form N-1A relating to Franklin Templeton Variable Insurance Products Trust, a Delaware statutory trust, and each of its 23 separate series, as listed on Exhibit A hereto (collectively, the “Funds”) — Registration No. 33-23493; File No. 811-05583

Ladies and Gentlemen:

We have acted as counsel to Franklin Templeton Variable Insurance Products Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 50 (the “Amendment”) to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940 Act, as amended, of the Trust. Pursuant to Rule 414 under the 1933 Act, the Amendment is being filed, in part, in connection with the Trust’s adoption as its own of the Registration Statement on Form N-1A of Franklin Templeton Variable Insurance Products Trust, a Massachusetts business trust.

We have reviewed the Trust’s Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust’s Board of Trustees and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1. The shares of the Funds will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

2. The Funds’ shares will be issued against payment therefor as described in the Trust’s then-current Prospectuses and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of the Funds to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

Stradley Ronon Stevens & Young, LLP

By:	/s/ Kristin H. Ives
Kristin H. Ives, a Partner

EXHIBIT A

Franklin Flex Cap Growth Securities Fund

Franklin Global Communications Securities Fund

Franklin Growth and Income Securities Fund

Franklin High Income Securities Fund

Franklin Income Securities Fund

Franklin Large Cap Growth Securities Fund

Franklin Large Cap Value Securities Fund

Franklin Money Market Fund

Franklin Real Estate Fund

Franklin Rising Dividends Securities Fund

Franklin Small Cap Value Securities Fund

Franklin Small-Mid Cap Growth Securities Fund

Franklin Strategic Income Securities Fund

Franklin Templeton VIP Founding Funds Allocation Fund

Franklin U.S. Government Fund

Franklin Zero Coupon Fund-2010

Mutual Discovery Securities Fund

Mutual Shares Securities Fund

Templeton Developing Markets Securities Fund

Templeton Foreign Securities Fund

Templeton Global Asset Allocation Fund

Templeton Global Income Securities Fund

Templeton Growth Securities Fund